EXHIBIT 10.1
May 9, 2008
Loren K. Carroll
RE: Letter Agreement on Non-Competition
Dear Loren:
I am writing to you to set out decisions we have reached regarding the need to replace the non-competition restriction set out in paragraph 14 of the Employment Agreement between you and Smith International, Inc. (“Smith”) that was effective April 30, 2006 (the “Employment Agreement”). We have agreed that, now that you are no longer a Smith Employee, a one-year period of non-competition is insufficient to protect Smith’s interests, including its trade secrets and other confidential information, given current market conditions. Thus, this letter (this “Agreement”) sets out the following agreements that shall supersede paragraph 14 of the Employment Agreement:
1. Non-Competition Payment: In consideration for your agreement to the terms of the Protective Covenants set forth herein, you will receive the sum of $1,887,197.00 (the “Non-Competition Payment”). Smith will pay the Non-Competition Payment in two equal installments with the first payable on December 15, 2008, and the second payable on December 15, 2009. The Non-Competition Payment is separate from any severance or other separation benefits to which you may otherwise be entitled under any other agreement with, or plan or program maintained by, Smith and will not be considered compensation under any compensation or benefit plan maintained, sponsored, or provided by Smith. You will not perform any services for Smith in return for the Non-Competition Payment as it is solely paid to you as consideration for agreeing to the non-competition covenant set out below. Smith will issue you an IRS Form 1099 for each payment and any taxes which may become due as a result of any payment or transaction contemplated by this Agreement are your sole responsibility, and you agree to hold Smith harmless on account thereof.
2. Protective Covenants: You agree that Smith has given you access to Confidential Information related to Smith’s business. You agree that a simple agreement not to disclose or use such Confidential Information is inadequate, standing alone, to protect Smith’s legitimate business interests because some activities by a former executive, like you, will by their very nature, compromise Smith’s Confidential Information. You also recognize and agree that, to the extent your position with Smith has involved contact with customers or employees of Smith, your duties have included developing goodwill for Smith’s benefit with these persons and businesses and not for purposes of personal gain independent from Smith. You, therefore, agree that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements under which you were employed by Smith. You recognize that violations of covenants such as these, whether intentional or not, are frequently undetectable by Smith until it is too late and will cause irreparable injury to Smith. To prevent this kind of irreparable harm, you agree that for a period of two (2) years following the first date set out above (the “Non-Competition Period”), you will abide by the following “Protective Covenants”:
(a) You will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities;
(b) You will not (in person or through material assistance to others) knowingly participate in soliciting or communicating with the customers of Smith that you had business-related contact with or were provided Confidential Information about in the last two years of your employment with Smith for the purpose of pursuing a Competing Line of Business; and
(c) You will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any Smith Employee that you worked with or were provided Confidential Information about in the last two years of your employment with Smith for the purpose of persuading or helping any Smith Employee to end or reduce his or her employment relationship with Smith.

For purposes of this Agreement, “Competitor” means a person, entity, or separately operated business unit of an entity, that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than Smith that would replace or compete with any product or service offered or to be offered by Smith that you had material involvement with while employed by Smith unless Smith is no longer engaged in or planning to engage in that line of business at the relevant time of enforcement. “Conflicting Business Activities” means business-related activities and/or job duties in the United States, and any other country where you did business on behalf of Smith, that are the same as or similar to the job duties and/or business-related activities you participated in or were provided Confidential Information about in the last two years of your employment with Smith, or the supervision of such duties and/or activities. “Smith Employee” means an individual employed by or, for purposes of this Agreement only, retained as a consultant to Smith.
For purposes of this Agreement, the term “Confidential Information” includes any single piece of information or compilations of information, in any form, tangible or intangible, related to Smith’s business that Smith has not made public or authorized public disclosure of and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information includes trade secrets, but an item of Confidential Information need not qualify as a trade secret to be protected by this Agreement. Confidential Information includes both information belonging to Smith and confidential information belonging to third parties, such as customers, prospective customers, suppliers, and vendors, to which you had access by virtue of your role with Smith. Further, Smith’s controlled disclosure of Confidential Information to customers and other third party business associates for legitimate business purposes does not remove such information from protected status as Confidential Information under this Agreement. Confidential Information that is intentionally made available to the general public by Smith or with Smith’s express authorization will not be considered Confidential Information under this Agreement.
You acknowledge that you have received Confidential Information and/or developed business goodwill with customers through, or in the course of, past association with Smith. The nature and scope of restrictions necessary to protect the parties’ interests related to these past events is unresolved. In exchange for the payments and other good and valuable consideration provided to you through this Agreement, you agree to fully settle and resolve any and all disputes you have with Smith regarding the exact nature of the restrictions on your future conduct that are reasonable and necessary to protect Smith’s Confidential Information or other legitimate business interests. You agree that this Agreement benefits both Smith and you because, among other things, it provides finality and predictability for both Smith and you regarding enforceable boundaries on future conduct. Accordingly, you agree that this Agreement and the restrictions in it should be enforced under the common law rules favoring the enforcement of settlement agreements. For these reasons, you agree that you will not sue or pursue a legal action to set aside or avoid application of the Protective Covenants. You also understand and agree that should you sue or pursue a legal action to set aside or avoid the application of the Protective Covenants, you must repay the entire amount of Non-Competition Payment to Smith within ten (10) business days of initiating such an action. If you accept a position with a Competitor within the Non-Competition Period, you agree that you will promptly give written notice to Smith’s General Counsel and will provide Smith with the information it needs about your new position to determine whether such position would likely lead to a violation of this Agreement.
You also understand and agree that if you violate this Agreement (and particularly the Protective Covenants), Smith will be entitled to (a) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (b) recovery of the attorney’s fees and costs incurred by Smith in obtaining such relief where allowed by law, (c) damages, and (d) any other legal and equitable relief to which it may be entitled. Injunctive relief will not exclude other remedies that might apply. Further, if you a violate a restriction in the Protective Covenants, the time period for that restriction will be extended by one day for each day you are found to have violated it, up to a maximum extension equal to the original length of time prescribed for the restriction.
3. Entire Agreement: You agree that this Agreement sets forth the entire agreement between you and Smith concerning the subject matter addressed herein. You further agree that you have not relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement may be amended only in writing, signed by you and Smith’s Senior Vice President, Human Resources. Nothing in this Agreement is intended to or creates a contract of employment for a specific term and your employment with Smith terminated before you entered this Agreement.

4. Severability and Reformation: If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the adjudicating authority to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide Smith’s goodwill, confidential information, and other business interests with effective protection.
5. Governing Law and Venue: This Agreement is made and entered into, and is to be governed by and construed in accordance with, the laws of the State of Texas without regard to its laws on conflicts of law. However, the rule of construction against the drafter shall not be employed. The parties agree that the exclusive venue for any dispute arising under or relating to this Agreement shall be the State of Texas. You stipulate and consent to a Texas court’s personal jurisdiction over you, and waive any right to objection to such jurisdiction.
Loren, please sign and date below to evidence your agreement with the terms set forth herein and return the executed original me within five (5) days. If you do not do so, this letter agreement will become null and void.

Sincerely,

/s/ Malcolm W. Anderson Malcolm W. Anderson
Senior Vice President,
Human Resources
I, Loren K. Carroll, have read, understand, and fully agree to the terms and conditions set forth above and, by my signature below, hereby voluntarily accept and agree to those terms and conditions.

/s/ Loren K. Carroll Loren K. Carroll

May 9, 2008 Date